UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2004

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 880-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Presented below are unaudited pro forma condensed financial statements for Enterprise Products Partners L.P. (“Enterprise”) as of and for the year ended December 31, 2004, reflecting (i) the closing of the merger of GulfTerra Energy Partners, L.P. with a subsidiary of Enterprise and related transactions on September 30, 2004, and (ii) the closing of Enterprise’s equity and debt offerings during February and March 2005, and related use of proceeds.

INDEX TO FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction	3
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2004	5
Unaudited Pro Forma Condensed Consolidated Balance Sheet at December 31, 2004	6
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	7

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Unless the context requires otherwise, for purposes of this pro forma presentation, references to “we,” “our,” “us,” “the Company” or “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P. References to “Operating Partnership” are intended to mean the consolidated business and operations of our primary operating subsidiary, Enterprise Products Operating L.P. References to “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. References to “El Paso” are intended to mean El Paso Corporation, its subsidiaries and affiliates. References to “EPCO” are intended to mean EPCO, Inc., an affiliate of the Company and our ultimate parent company.

The unaudited pro forma condensed consolidated financial statements give effect to the following transactions:

•

The completion by Enterprise of its merger with GulfTerra and related transactions on September 30, 2004 (the “GulfTerra Merger”). The GulfTerra Merger transactions took place in three steps as described on page 8. In addition, this pro forma financial information reflects the related sale of our 50% equity interest in Starfish Pipeline Company, LLC (“Starfish”) on March 31, 2005.

•

The issuance by our Operating Partnership of $2 billion of senior unsecured notes on October 4, 2004. Net proceeds from this offering were used to reduce debt amounts outstanding under our $2.25 billion 364-Day Acquisition Credit Facility, which was used to fund certain payment obligations related to the GulfTerra Merger.

•	The completion on October 5, 2004, of our Operating Partnership’s four cash tender offers for $915 million in principal amount of GulfTerra’s senior and senior subordinated notes.

•

The sale of 17,250,000 common units in both May 2004 and August 2004 by Enterprise. In addition, Enterprise issued a total of 5,183,591 common units in connection with its distribution reinvestment plan (“DRIP”) during 2004.

•	The conversion of 80 Series F2 convertible units, which were originally issued by GulfTerra, into 1,950,317 Enterprise common units in October and November 2004.

•

The sale of 17,250,000 common units to the public in the first quarter of 2005 (including the over-allotment of 2,250,000 common units issued in March 2005) at an offering price of $27.05 per unit. The net proceeds from this offering were used to reduce debt amounts outstanding under our 364-Day Acquisition Credit Facility and Multi-Year Revolving Credit Facility (collectively referred to as the “Merger Credit Facilities”).

•	The issuance of 1,516,561 common units by Enterprise in February 2005 in connection with its DRIP and related programs.

•

The issuance by our Operating Partnership in February 2005 of $250 million in principal amount of 5.00% senior notes due March 2015 and $250 million in principal amount of 5.75% senior notes due March 2035 and related use of proceeds.

The unaudited pro forma condensed statement of consolidated operations for the year ended December 31, 2004 assumes the pro forma transactions noted herein occurred on January 1, 2004 (to the extent not already reflected in the historical statement of consolidated operations of each entity). The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the pro forma transactions as if they had occurred on December 31, 2004 (to the extent not already recorded in the historical balance sheet of Enterprise).

Dollar amounts presented in the tabular data within these pro forma condensed consolidated financial statements and footnotes are stated in millions of dollars, unless otherwise indicated.

The unaudited pro forma condensed consolidated financial statements and related pro forma information are based on assumptions that Enterprise believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its 2004 Annual Report filed on Form 10-K with the Securities and Exchange Commission (the “Commission,” File No. 1-14323).

The condensed consolidated financial statements of GulfTerra included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of GulfTerra for the three and nine months ended September 30, 2004, contained in Enterprise’s Current Report on Form 8-K/A (Amendment No. 5) filed with the Commission on December 27, 2004.

The combined financial statements for the eight months ended August 31, 2004 of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (collectively, the “South Texas midstream assets”) included herein were derived from the historical accounts and records of these entities.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2004

	Enterprise Historical	GulfTerra Historical	South Texas Midstream Assets Historical	Pro Forma Adjustments	Enterprise Pro Forma
REVENUES	$ 8,321.2	$ 676.7	$ 1,103.2	$ (426.6)(j)	$ 9,615.1
				(59.4)(n)
COSTS AND EXPENSES
Operating costs and expenses	7,904.3	432.3	1,058.3	103.6(h)	8,951.1
				(20.0)(i)
				(421.5)(j)
				(46.5)(m)
				(59.4)(n)
Selling, general and administrative	46.6			46.5(m)	93.1

Total	7,950.9	432.3	1,058.3	(397.3)	9,044.2

EQUITY IN INCOME (LOSS) OF UNCONSOLIDATED AFFILIATES	52.8			(32.0)(k)	24.9
				7.6(m)
				(3.5)(s)

OPERATING INCOME	423.1	244.4	44.9	(116.6)	595.8

OTHER INCOME (EXPENSE)
Interest expense	(155.7)	(82.7)		5.1(a)	(222.8)
				(47.4)(d)
				(24.7)(e)
				3.0(f)
				56.3(g)
				16.7(o)
				7.1(q)
				(0.5)(r)
Loss due to early redemptions of debt		(16.3)			(16.3)
Earnings from unconsolidated affiliates		7.6		(7.6)(m)
Other, net	2.1	0.5	(0.1)	1.2(l)	3.7

Total	(153.6)	(90.9)	(0.1)	9.2	(235.4)

PROVISION FOR INCOME TAXES	(3.8)				(3.8)
MINORITY INTEREST	(8.1)	1.8			(6.3)

INCOME FROM CONTINUING OPERATIONS	$ 257.6	$ 155.3	$ 44.8	$ (107.4)	$ 350.3

INCOME ALLOCATION:
Limited partners	$ 220.7				$ 297.5

General partner	$ 36.9				$ 52.8

BASIC EARNINGS PER UNIT:
Number of units used in denominator	265.5			19.2(a)	383.1

				1.6(b)
				78.0(c)
				17.3(o)
				1.5(p)
Income from continuing operations	$ 0.83				$ 0.78

DILUTED EARNINGS PER UNIT:
Number of units used in denominator	266.0			19.2(a)	383.6

				1.6(b)
				78.0(c)
				17.3(o)
				1.5(p)
Income from continuing operations	$ 0.83				$ 0.78

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

December 31, 2004

	Enterprise Historical	Pro Forma Adjustments	Enterprise Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$ 50.7	$ 476.1(o)	$ 131.7
		(19.7)(o)
		(456.5)(o)
		39.0(p)
		490.6(q)
		(490.6)(q)
		42.1(s)
Accounts and notes receivable, net	1,083.5		1,083.5
Inventories	189.0		189.0
Assets held for sale	36.6	(36.6)(s)
Other current assets	80.9	0.3(q)	81.2
Total Current Assets	1,440.7	44.7	1,485.4
Property, Plant and Equipment, net	7,831.5		7,831.5
Investments in and Advances to Unconsolidated Affiliates	519.2		519.2
Intangible Assets, net	980.6		980.6
Goodwill	459.2		459.2
Other Assets	84.3	4.3(q)	88.6
Total Assets	$ 11,315.5	$ 49.0	$ 11,364.5

LIABILITIES & PARTNERS’ EQUITY
Current Liabilities
Current maturities of debt	$ 15.0		$ 15.0
Accounts payable	244.4		244.4
Accrued gas payables	1,021.3		1,021.3
Other current liabilities	305.2		305.2
Total Current Liabilities	1,585.9		1,585.9
Long-Term Debt	4,266.2	$ (456.5)(o)	3,814.3
		500.0(q)
		(4.8)(q)
		(490.6)(q)
Other Long-Term Liabilities	63.5		63.5
Minority Interest	71.1		71.1
Commitments and Contingencies
Partners’ Equity
Limited Partners	5,217.2	447.3(o)	5,708.1
		38.2(p)
		5.4(s)
General Partner	106.5	9.1(o)	116.5
		0.8(p)
		0.1(s)
Accumulated other comprehensive income	24.6		24.6
Other	(19.5)		(19.5)
Total Partners’ Equity	5,328.8	500.9	5,829.7
Total Liabilities & Partners’ Equity	$11,315.5	$49.0	$ 11,364.5

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon information currently available to and certain estimates and assumptions made by the management of Enterprise; therefore, actual results could materially differ from the pro forma information. However, Enterprise believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Completion of the GulfTerra Merger Transactions

On September 30, 2004, Enterprise and GulfTerra completed the merger of GulfTerra with a wholly owned subsidiary of Enterprise, with GulfTerra being the surviving entity thereof. Additionally, Enterprise completed certain other transactions related to the merger, including receipt of Enterprise’s general partner (“Enterprise GP”) contribution of a 50% membership interest in GulfTerra’s general partner (“GulfTerra GP”), which was acquired by Enterprise GP from El Paso, and the purchase of certain midstream energy assets located in South Texas from El Paso. The aggregate value of the total consideration Enterprise paid or issued to complete the GulfTerra Merger transactions was approximately $4 billion. These transactions were accounted for using purchase accounting.

Our historical December 31, 2004 Consolidated Balance Sheet reflects the GulfTerra Merger. Since the GulfTerra Merger closed during the day of September 30, 2004, our Statement of Consolidated Operations and Comprehensive Income for the year ended December 31, 2004, includes three months of results of operations from the GulfTerra assets. The effective closing date of our purchase of the South Texas midstream assets was September 1, 2004. As a result, our Statement of Consolidated Operations and Comprehensive Income for the year ended December 31, 2004, includes four months of results of operations from the South Texas midstream assets.

As a result of the GulfTerra Merger, GulfTerra and GulfTerra GP became wholly owned subsidiaries of Enterprise on September 30, 2004. On October 1, 2004, we contributed our ownership interests in GulfTerra and GulfTerra GP to our Operating Partnership, which resulted in GulfTerra and GulfTerra GP becoming wholly owned subsidiaries of the Operating Partnership.

GulfTerra manages a balanced, diversified portfolio of interests and assets relating to the midstream energy sector, which involves gathering, transporting, separating, processing, fractionating and storing natural gas, oil and NGLs. GulfTerra's interests and assets included (i) offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas; (ii) onshore natural gas pipelines and processing facilities in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas; (iii) onshore NGL pipelines and fractionation facilities in Texas; and (iv) onshore natural gas and NGL storage facilities in Louisiana, Mississippi and Texas.

The South Texas midstream assets consisted of nine natural gas processing plants with a combined capacity of 1.9 Bcf/d, a 294-mile natural gas gathering system, a natural gas treating facility with a capacity of 150 MMcf/d and a small NGL pipeline.

The GulfTerra Merger transactions

The GulfTerra Merger transactions occurred in several interrelated steps as described below.

•

Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra GP from El Paso for $425 million in cash. GulfTerra GP owned a 1% general partner interest in GulfTerra. Prior to completion of the GulfTerra Merger, Enterprise accounted for its investment in GulfTerra GP using the equity method of accounting. The $425 million in funds required to complete Step One were borrowed under an Interim Term Loan and our pre-merger revolving credit facilities. These borrowings were fully repaid with net proceeds from equity offerings completed during 2004.

•

Step Two. On September 30, 2004, the GulfTerra Merger was consummated and GulfTerra and GulfTerra GP became wholly owned subsidiaries of Enterprise. Step Two of the GulfTerra Merger transactions included the following:

•

Immediately prior to closing the GulfTerra Merger, Enterprise GP acquired El Paso’s remaining 50% membership interest in GulfTerra GP for $370 million in cash paid to El Paso and the issuance of a 9.9% membership interest in Enterprise GP to El Paso. Subsequently, Enterprise GP contributed this 50% membership interest in GulfTerra GP to us without the receipt of additional general partner interest, common units or other consideration. Enterprise GP borrowed the foregoing $370 million from one of its members, Dan Duncan LLC, which obtained the funds through a loan from EPCO.

•

Immediately prior to closing the GulfTerra Merger, Enterprise paid $500 million in cash to El Paso for 10,937,500 Series C units of GulfTerra and 2,876,620 common units of GulfTerra. The remaining 57,762,369 GulfTerra common units (7,433,425 of which were owned by El Paso) were converted into 104,549,823 Enterprise common units (13,454,498 of which are held by El Paso) at the time of the consummation of the GulfTerra Merger.

•

Step Three. Immediately after Step Two was completed, Enterprise acquired certain South Texas midstream assets from El Paso for $155.3 million in cash. Pursuant to written agreements, our purchase of the South Texas midstream assets was effective September 1, 2004.

In connection with the closing of the GulfTerra Merger on September 30, 2004, our Operating Partnership borrowed an aggregate of $2.6 billion under its Merger Credit Facilities in order to fund its cash payment obligations under Step Two and Step Three of the GulfTerra Merger Transactions, including the tender offers for GulfTerra’s outstanding senior and senior subordinated notes.

The total consideration paid or granted for the GulfTerra Merger transactions is summarized below:

Step One transaction:
Cash payment by Enterprise to El Paso for initial 50% membership interest in GulfTerra GP (a non-voting interest) made in December 2003	$ 425.0
Total Step One consideration	425.0
Step Two transactions:
Cash payment by Enterprise to El Paso for 10,937,500 GulfTerra Series C units and 2,876,620 GulfTerra common units	500.0
Fair value of equity interests granted to acquire remaining 50% membership interest in GulfTerra GP (voting interest)(1)	461.3
Fair value of Enterprise common units issued in exchange for remaining GulfTerra common units	2,445.4
Fair value of other Enterprise equity interests granted for unit awards and Series F2 convertible units	4.0
Fair value of receivable from El Paso for transition support payments(2)	(40.3)
Transaction fees and other direct costs incurred by Enterprise as a result of the GulfTerra Merger transactions(3)	24.1
Total Step Two consideration	3,394.5
Total Step One and Step Two consideration	3,819.5
Step Three transaction:
Purchase of South Texas midstream assets from El Paso	155.3
Total consideration for Steps One through Three	$ 3,974.8

____________

(1)

This preliminary fair value is based on 50% of an implied $922.7 million total value of GulfTerra GP, which assumes that the $370 million cash payment made by Enterprise GP to El Paso represented consideration for a 40.1% interest in GulfTerra GP. The 40.1% interest was derived by deducting the 9.9% membership interest in Enterprise GP granted to El Paso in this transaction from the 50% membership interest in GulfTerra GP that Enterprise GP received. The preliminary fair value of $461.3 million assigned to this voting membership interest in GulfTerra GP compares favorably to the $425 million paid to El Paso by Enterprise to purchase its initial 50% non-voting membership interest in GulfTerra GP in December 2003.

(2)

Reflects the present value of a contract-based receivable from El Paso received as part of the negotiated net consideration reached in Step One of the GulfTerra Merger. The agreements between Enterprise and El Paso provide that for a period of three years following the closing of the GulfTerra merger, El Paso will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million receivable from El Paso has been discounted to fair value and recorded as a reduction in the purchase consideration for GulfTerra. At December 31, 2004, the fair value of the current portion and non-current portion of this contract-based receivable was $17.2 million and $23.1 million, respectively; these amounts are reflected as a component of “Prepaid and other current assets” and “Other assets” on our historical Consolidated Balance Sheet as of December 31, 2004 presented herein.

(3)

As a result of the GulfTerra Merger, Enterprise incurred expenses of approximately $24 million for various transaction fees and other direct costs. These direct costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to Enterprise over the course of the GulfTerra Merger. This amount also includes $3.4 million of involuntary severance costs.

Allocation of purchase price of GulfTerra Merger transactions

The GulfTerra Merger transactions were recorded using the purchase method of accounting. Purchase accounting requires us to allocate the cost of a business combination to the assets acquired and liabilities assumed based on their estimated fair values. Enterprise has engaged an independent third-party business valuation expert to assess the fair value of GulfTerra’s and the South Texas midstream asset’s tangible and intangible assets. This information will assist management in the development of a definitive allocation of the overall purchase price of the GulfTerra Merger transactions.

The preliminary fair values shown in the following table are estimates based on information available to management at December 31, 2004. The valuation estimates shown below could change due to this very recent transaction and the refinement of our estimates.

	Merger-Related Transactions
	Merger with GulfTerra	Purchase of South Texas Midstream Assets	Total
Purchase price allocation:
Assets acquired in business combination:
Current assets, including cash of $40,453	$ 198.3	$ 7.6	$ 205.9
Property, plant and equipment, net	4,601.4	112.8	4,714.2
Investments in and advances to unconsolidated affiliates	202.7		202.7
Intangible assets	705.5	37.8	743.3
Other assets	26.9		26.9
Total assets acquired	5,734.8	158.2	5,893.0
Liabilities assumed in business combination:
Current liabilities	(228.6)	(2.9)	(231.5)
Long-term debt, including current maturities(1)	(2,015.6)		(2,015.6)
Other long-term liabilities	(47.9)		(47.9)
Total liabilities assumed	(2,292.1)	(2.9)	(2,295.0)
Total assets acquired less liabilities assumed	3,442.7	155.3	3,598.0
Total consideration for Steps One through Three	3,819.5	155.3	3,974.8
Remaining Goodwill	$ 376.8	$ —	$ 376.8

____________

(1)

Represents GulfTerra’s outstanding senior and senior secured note obligations prior to the completion of Enterprise’s tender offers on October 5, 2004. This amount also includes GulfTerra’s outstanding obligations under its revolving credit facility and secured term loans prior to Enterprise’s repayment of these debt obligations, which occurred on the GulfTerra Merger closing date.

As a result of the preliminary purchase price allocation for Steps Two and Three of the GulfTerra Merger, we recorded $743.3 million of amortizable intangible assets, primarily those related to customer relationships and contracts. The remaining preliminary amount represents goodwill of $376.8 million associated with our view of the future results from GulfTerra’s operations, based on the strategic location of GulfTerra’s assets as well as their industry relationships.

Pro Forma Adjustments

The pro forma adjustments made to the condensed consolidated historical financial statements of Enterprise, GulfTerra and the South Texas midstream assets are described as follows:

(a) During 2004, Enterprise sold 39,683,591 common units, which generated aggregate net proceeds of approximately $805.2 million. The issuance of these common units was as follows:

•

1,053,861 common units issued in February 2004 in connection with Enterprise’s DRIP and related programs. Including Enterprise GP’s related 2% capital contribution, total net proceeds from this offering were $23.1 million. Enterprise used the net proceeds from this offering for general partnership purposes.

•

17,250,000 common units sold to the public and 1,757,347 common units issued in connection with the DRIP and related programs in May 2004. Including Enterprise GP’s related 2% capital contribution, total net proceeds from these offerings were $388.4 million. Enterprise used $353.1 million of the net proceeds from its May 2004 public offering to repay the Operating Partnership’s $225 million Interim Term Loan and to temporarily reduce borrowings outstanding under the Operating Partnership’s then existing revolving credit facilities by approximately $130 million. Enterprise used the $35.3 million in net proceeds received in connection with its DRIP for general partnership purposes.

•

17,250,000 common units sold to the public and 173,033 common units issued in connection with the DRIP and related programs in August 2004. Including Enterprise GP’s related 2% capital contribution, total net proceeds from these offerings were $344.4 million. Enterprise used $210 million of the net proceeds from its August 2004 public offering to temporarily reduce borrowings outstanding under the Operating Partnership’s then existing revolving credit facilities and the remainder to fund its payment obligations to El Paso in connection with Step Two of the GulfTerra Merger.

•

2,199,350 common units issued in November 2004 in connection with the DRIP and related programs. Including Enterprise GP’s related 2% capital contribution, total net proceeds from this offering were $49.3 million. Enterprise used the net proceeds for general partnership purposes.

As a result of the February, May, August and November 2004 offerings described above, the weighted-average number of Enterprise common units outstanding increased 19.2 million for the year ended December 31, 2004. Since the receipt of proceeds from these offerings and the related increases in partners’ equity are already reflected in Enterprise’s historical condensed consolidated balance sheet at December 31, 2004, no pro forma adjustments to the balance sheet are necessary.

As a result of the use of proceeds from these offerings, pro forma interest expense decreased $5.1 million for the year ended December 31, 2004. In calculating the pro forma adjustment to interest expense for the year ended December 31, 2004, we used an average historical variable interest rate of 1.8%, which was determined by reference to the debt obligations that were either completely repaid or temporarily reduced using proceeds from such offerings of common units. If the variable interest rates used to determine the pro forma adjustments to interest expense were 1/8% higher, the pro forma reduction in interest expense would have been $5.5 million for the year ended December 31, 2004.

(b) In May 2003, GulfTerra issued 80 Series F convertible units in a registered offering to an institutional investor. Each Series F convertible unit was comprised of two separate detachable units - a Series F1 convertible unit and Series F2 convertible unit - that had identical terms except for vesting and termination dates and the number of common units into which they could be converted upon payment of the calculated purchase price per common unit. Prior to the GulfTerra Merger, all the Series F1 convertible units were converted to GulfTerra common units by the holder. As a result of the GulfTerra Merger, Enterprise assumed GulfTerra’s obligation associated with the Series F2 convertible units. All Series F2 convertible units outstanding at the merger date were converted into rights to purchase Enterprise common units. The Series F2 units were convertible into up to $40 million of Enterprise common units.

On October 29, 2004, 60 of the 80 outstanding Series F2 convertible units were converted into 1,458,434 Enterprise common units. On November 8, 2004, the remaining 20 outstanding Series F2 convertible units were converted into 491,883 Enterprise common units. As a result of these conversions, Enterprise received net proceeds of approximately $39.6 million, which includes the related 2% capital contributions made by Enterprise GP. Enterprise used the net proceeds from these conversions for general partnership purposes. As a result of these transactions, the weighted-average number of common units outstanding increased 1.6 million for the year ended December 31, 2004.

(c) Reflects the pro forma adjustment to common units outstanding resulting from the issuance of 104,549,823 Enterprise common units in the exchange with GulfTerra’s common unitholders on September 30, 2004 under Step Two of the GulfTerra Merger. The pro forma effect of these new common units on the weighted-average number of Enterprise units outstanding is an increase of 78.0 million common units for the year ended December 31, 2004.

(d) On September 30, 2004, our Operating Partnership borrowed approximately $2.6 billion under its Merger Credit Facilities to (i) fund cash payment obligations to El Paso under Step Two and Step Three of the GulfTerra Merger transactions, (ii) escrow $1.1 billion in cash to finance its tender offers for GulfTerra’s senior and senior subordinated notes and (iii) repay $962 million outstanding under GulfTerra’s revolving credit facility and secured term loans on the merger closing date.

The pro forma adjustment to interest expense resulting from these borrowings is $47.4 million for the year ended December 31, 2004. In calculating the pro forma adjustment to interest expense, we used an estimated variable interest rate of 3.7%, which approximates the interest rate we are currently being charged on amounts borrowed under our Operating Partnership’s Multi-Year Revolving Credit Facility. If this estimated interest rate were 1/8% higher, the pro forma adjustment to interest expense would be $49.8 million for the year ended December 31, 2004. The pro forma adjustment to interest expense also reflects the removal of historical interest expense amounts recorded by GulfTerra on its revolving credit facility and secured term loans of $22.5 million for the year ended December 31, 2004. Enterprise’s December 31, 2004 condensed consolidated historical balance sheet already reflects these borrowings; therefore, no pro forma adjustment is required.

(e) On October 4, 2004, our Operating Partnership issued $2 billion of senior unsecured notes in a private offering. The net proceeds from this offering were used to reduce debt outstanding under the Merger Credit Facilities. The fixed-interest rate, principal amount issued and net proceeds (before offering expenses) of each senior note in this offering were as follows:

Senior Note Issued	Fixed Interest Rate	Principal Amount	Bond Discount	Proceeds to Us, Before Expenses
Senior Notes E, due October 2007	4.000%	$ 500.0	$ 2.1	$ 497.9
Senior Notes F, due October 2009	4.625%	500.0	4.4	495.6
Senior Notes G, due October 2014	5.600%	650.0	4.8	645.2
Senior Notes H, due October 2034	6.650%	350.0	4.2	345.8
Totals		$ 2,000.0	$ 15.5	$ 1,984.5

After giving effect to the application of proceeds to reduce principal amounts outstanding under our Operating Partnership’s variable-rate Merger Credit Facilities, the pro forma adjustment to interest expense resulting from the issuance of these senior notes is $24.7 million for the year ended December 31, 2004. If the variable-rates used to calculate the reduction in interest expense associated with the repayment of amounts outstanding under the Merger Credit Facilities were 1/8% higher, the pro forma adjustment to interest expense would have been $22.9 million for the year ended December 31, 2004. Enterprise’s December 31, 2004 condensed consolidated historical balance sheet already reflects this transaction; therefore, no pro forma adjustment is required.

(f) During the 2004, our Operating Partnership entered into eight forward-starting interest rate swap transactions having an aggregate notional amount of $2 billion in anticipation of financing activities associated with closing the GulfTerra Merger. The Operating Partnership’s purpose in entering into these transactions was to effectively hedge the underlying U.S. treasury rate related to its expected issuance of $2 billion of fixed-rate debt. On October 4, 2004, the Operating Partnership issued $2 billion of senior unsecured notes in a private offering (see Note (e)). Each of the forward starting swaps was designated as a cash flow hedge in accordance with applicable accounting guidance.

In April 2004, the Operating Partnership elected to terminate the initial four forward-starting swaps in order to manage and maximize the value of the swaps and to reduce future debt service costs. As a result, we received $104.5 million in cash from the counterparties. In September 2004, the Operating Partnership settled the remaining four swaps resulting in an $85.1 million payment to the counterparties. The net gain of $19.4 million from these settlements was recorded in Accumulated Other Comprehensive Income and will be amortized over the life of the associated debt as a reduction in interest expense and Accumulated Other Comprehensive Income. The pro forma amortization of this gain reduced interest expense by $3 million for the year ended December 31, 2004. No pro forma adjustment to the condensed consolidated balance sheet is required.

(g) On October 4, 2004, all of the cash tender offers made by the Operating Partnership for GulfTerra’s outstanding senior and senior subordinated notes expired. As of the expiration time, the Operating Partnership had received tenders of such notes aggregating $915 million, or 99.3% of the notes outstanding. On October 5, 2004, the Operating Partnership purchased the notes for a total price of approximately $1.1 billion using funds borrowed on September 30, 2004 under the Merger Credit Facilities. The following table shows the four GulfTerra senior debt obligations affected, including the principal amount of each series of notes tendered, as well as the payment made by Enterprise to complete the tender offers.

	Principal	Cash Payments Made by Enterprise
	Amount	Accrued	Tender	Total
Description	Tendered	Interest	Price	Price
8.50% Senior Subordinated Notes due 2010 (Represented 98.2% of principal amount outstanding)	$ 212.1	$ 6.2	$ 246.4	$ 252.6
10.625% Senior Subordinated Notes due 2012 (Represented 99.9% of principal amount outstanding)	133.9	4.9	167.6	172.5
8.50% Senior Subordinated Notes due 2011 (Represented 99.5% of principal amount outstanding)	319.8	9.4	359.4	368.8
6.25% Senior Notes due 2010 (Represented 99.7% of principal amount outstanding)	249.3	5.4	274.0	279.4
Totals	$ 915.1	$ 25.9	$ 1,047.4	$ 1,073.3

The pro forma adjustments to interest expense reflect the removal of historical interest expense amounts recorded by GulfTerra associated with such senior note obligations. These adjustments decreased pro forma fixed-rate interest expense by $56.3 million for the year ended December 31, 2004. Enterprise’s December 31, 2004 condensed consolidated historical balance sheet already reflects this transaction; therefore, no pro forma adjustment is required.

(h) Reflects the pro forma depreciation and amortization adjustment for GulfTerra’s and the South Texas midstream assets’ property, plant and equipment and intangible assets based on the preliminary purchase price allocation for the GulfTerra Merger transactions (see page 10).

For purposes of calculating pro forma depreciation expense, we applied the straight-line method using estimated remaining useful lives ranging from 10 years to 33 years (depending on the type of asset) to Enterprise’s new basis in such assets of approximately $4.7 billion.

In addition, Enterprise recorded $743.3 million of amortizable intangible assets, which are primarily comprised of the fair value of certain customer relationships and storage contracts. For purposes of calculating pro forma amortization expense attributable to the customer relationship intangible assets, we based such expense primarily on the patterns in which the economic benefits of each intangible asset are expected to be consumed by referencing the forecasted production rates of the underlying resource bases (i.e., the oil and gas reserves associated with the customer relationship intangible assets) from which the customers produce. For purposes of calculating pro forma amortization expense attributable to the storage contract intangible assets, we applied the straight-line method to the remainder of the respective contract terms, which we estimate could range from 2 to 18 years.

Overall, the pro forma depreciation and amortization expense adjustment was $103.6 million for the year ended December 31, 2004, after taking into account the historical expense amounts recorded by GulfTerra and the South Texas midstream assets.

(i) Reflects the pro forma adjustment to remove $20 million in nonrecurring merger-related expenses recorded by GulfTerra during the year ended December 31, 2004.

(j) In accordance with the purchase and sale agreement between Enterprise and El Paso for the South Texas midstream assets, El Paso retained a number of natural gas liquids marketing contracts. Enterprise’s pro forma condensed statement of consolidated operations for the year ended December 31, 2004 includes adjustments to remove $426.6 million of revenues and $421.5 million of operating costs and expenses associated with these retained contracts.

(k) After Step Two of the GulfTerra Merger was completed on September 30, 2004, the general partner of GulfTerra became a wholly owned subsidiary of Enterprise. This pro forma adjustment reflects the replacement of equity earnings from the general partner of GulfTerra that Enterprise recorded under Step One of the merger with consolidated earnings from GulfTerra, as if Step Two had occurred on January 1, 2003. This adjustment required the removal of $32 million of equity earnings from the general partner of GulfTerra that Enterprise recorded during the first nine months of 2004. Enterprise acquired its initial 50% membership interest in the general partner of GulfTerra on December 15, 2003 under Step One of the GulfTerra Merger.

(l) In connection with the GulfTerra Merger transactions, Enterprise recorded the present value of a contract-based receivable from El Paso totaling $40.3 million, which was part of the negotiated net consideration reached in Step Two of the GulfTerra Merger transactions. Our pro forma condensed statement of consolidated operations reflect $1.2 million of imputed interest income that would have been recognized from this agreement during the year ended December 31, 2004.

(m) Reflects pro forma classification adjustments necessary to conform GulfTerra’s and the South Texas midstream assets’ historical condensed statements of consolidated operations to Enterprise’s method of presentation. The reclassifications were as follows:

•

GulfTerra’s and the South Texas midstream assets’ general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. GulfTerra’s and the South Texas midstream assets’ general and administrative costs were $46.5 million for the year ended December 31, 2004.

•

GulfTerra’s operating income increased as a result of reclassifying its equity earnings from unconsolidated affiliates to a separate component of operating income to conform with Enterprise’s presentation of such earnings. As a result of this reclassification, GulfTerra’s operating income increased by $7.6 million for the year ended December 31, 2004. Enterprise’s equity investments with industry partners are a vital component of its business strategy. Such investments are a means by which Enterprise conducts its operations to align its interests with those of its customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. GulfTerra has a similar relationship with its equity investees.

(n) Reflects the pro forma elimination of significant revenues and expenses between Enterprise, GulfTerra and the South Texas midstream assets as appropriate in consolidation. Upon completion of the GulfTerra Merger, GulfTerra and the South Texas midstream assets became wholly owned subsidiaries of Enterprise.

(o) Reflects the sale of 17,250,000 Enterprise common units at an offering price of $27.05 per unit in the first quarter of 2005 (including the over-allotment amount of 2,250,000 common units issued in March 2005). Total net proceeds from this sale were approximately $456.5 million after deducting applicable underwriting discounts, commissions and estimated offering expenses of $19.7 million. Included in total net proceeds of $456.5 million is a net capital contribution made by Enterprise GP of $9.1 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of the underwriting discounts, commissions and estimated offering expenses. For pro forma purposes, the net proceeds from this equity offering, including Enterprise GP’s net capital contribution, were used to reduce debt outstanding under the Merger Credit Facilities. As a result of this offering, the weighted-average number of common units outstanding increased 17.3 million for the year ended December 31, 2004.

As a result of our pro forma application of proceeds from this offering to reduce debt outstanding, pro forma interest expense would decrease by $16.7 million for the year ended December 31, 2004. If the variable rates used to calculate the reduction in interest expense associated with the repayment of amounts outstanding under the Merger Credit Facilities were 1/8% higher, the pro forma adjustment to interest expense would have been $17.2 million for the year ended December 31, 2004.

(p) Reflects Enterprise’s February 2005 issuance of 1,516,561 common units in connection with its DRIP and related programs. Including Enterprise GP’s related 2% capital contribution of approximately $0.8 million, total net proceeds from this offering were approximately $39.0 million. Enterprise used the net proceeds from this offering for general partnership purposes. As a result of this offering, the weighted-average number of common units outstanding increased 1.5 million for the year ended December 31, 2004.

(q) Reflects the Operating Partnership’s combined issuance of $500 million in principal amount of senior notes in February 2005 comprised of $250 million in principal amount of 5.00% senior notes due March 2015 (“Senior Notes I”) and $250 million in principal amount of 5.75% senior notes due March 2035 (“Senior Notes J”). The Operating Partnership used the $490.6 million in net proceeds from the issuance of these fixed-rate senior notes to retire its $350 million in principal amount 8.25% Senior Notes A (due March 2005) and to temporarily reduce indebtedness outstanding under its Multi-Year Revolving Credit Facility.

After giving effect to the issuance of Senior Notes I and J in February 2005 and the related application of net proceeds, pro forma interest expense would decrease by $7.1 million for the year ended December 31, 2004. If the variable interest rate underlying the Multi-Year Revolving Credit Facility were 1/8% higher, the pro forma decrease in interest expense would have been $7.3 million for the year ended December 31, 2004.

(r) The net proceeds from the senior notes offering described in Note (q) reflect the payment of $9.4 million in bond discounts and debt issuance costs. For pro forma purposes, we have amortized these costs over the term of the senior notes they are associated with using the straight-line method. As a result, pro forma interest expense increased $0.5 million for the year ended December 31, 2004.

(s) Reflects the sale by Enterprise of its 50% equity investment in Starfish, which owns the Stingray natural gas pipeline and related gathering pipelines and dehydration and other facilities located in south Louisiana and the Gulf of Mexico offshore Louisiana. In connection with obtaining regulatory approval for the GulfTerra Merger, Enterprise was required by the FTC to sell its 50% interest in Starfish by March 31, 2005. The $36.6 million carrying value of this investment was classified as “Assets Held for Sale” on Enterprise’s historical condensed consolidated balance sheet at December 31, 2004. On March 31, 2005, Enterprise sold this asset to a third-party for approximately $42.1 million in cash and realized a gain on the sale of $5.5 million, which for purposes of this pro forma presentation was allocated between Enterprise’s limited and general partners in accordance with their respective ownership interests.

Enterprise recognized approximately $3.5 million in equity earnings from Starfish during 2004. Our pro forma adjustment to the condensed statement of consolidated operations reflects the removal of these equity earnings since, for pro forma earnings purposes, we have assumed that the sale occurred on December 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, its General Partner

Date: April 12, 2005	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC